UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 14, 2011 (December 9, 2011)

Park National Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street, P.O. Box 3500, Newark, Ohio	43058-3500
(Address of principal executive offices)	(Zip Code)

(740) 349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure

The following is a brief discussion of the projected financial results for the year ending December 31, 2011 as compared to the most recent guidance provided by management of Park National Corporation (“Park” or the “Corporation”) in the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 (“Third Quarter 10-Q”).

Net Interest Income:

On page 55 of the Third Quarter 10-Q, Park management stated that the most recent estimates projected that net interest income for the year ending December 31, 2011 would be approximately $272 million. Management’s latest projection is unchanged.

Provision for Loan Losses:

On page 61 of the Third Quarter 10-Q, Park management stated that the most recent estimate projected that the loan loss provision for the year ending December 31, 2011 would be $68 million. Management’s latest projection results in a loan loss provision of approximately $71 to $75 million for the year ending December 31, 2011.  The expected increase in the provision for loan losses of approximately $3 to $7 million is due to the combination of various factors; including management’s typical quarterly procedures for impaired commercial loans and the expected write-down of guarantor support that remains at December 31, 2011.  Due to the passage of time since management’s initial reliance on cash flows expected from guarantors, management has concluded that it has become less likely that the assumptions around the collection of future cash flows from guarantors continue to be reasonable and supportable.  Therefore, any guarantor support remaining as of December 31, 2011 will be written-off by management.  See the detailed discussion within “Item 8.01 – Other Items” below.

Other Income:

On page 63 of the Third Quarter 10-Q, Park management stated that total other income would be within the range between $58 to $62 million, for the year ending December 31, 2011. Management now expects that total other income will be towards the top end of this range for the year ending December 31, 2011.

Other Expense:

On page 65 of the Third Quarter 10-Q, management stated that total other expense would be within the range of $183 to $187 million for the year ending December 31, 2011. Management’s latest projection is unchanged from the guidance given in the Third Quarter 10-Q.

Item 8.01 – Other Items

On December 9, 2011, the Board of Directors of Vision Bank (“Vision”), the Florida state-chartered bank subsidiary of Park, received a letter from the Federal Deposit Insurance Corporation (“FDIC”), regarding the conclusion of the FDIC review of Vision’s appeal concerning the examination treatment with respect to approximately $19 million in guarantor support underlying certain impaired loans.  The conclusion reached by the FDIC’s Washington Office of the Division of Risk Management Supervision was consistent with that of the FDIC’s Chicago Regional Office which found the Allowance for Loan and Lease Losses (“ALLL”) was underfunded by $19 million due to the treatment of these guarantor support loans.  As a result, amended Call Reports for Vision and amended FRY-9C Reports for Park, for the periods ended December 31, 2010 and March 31, 2011, are required to be filed.

The Board of Directors of Park, in consultation with management and after working with Park’s primary regulator, the Federal Reserve Bank of Cleveland (“FRB”), and Vision’s regulators, the FDIC and the State of Florida Office of Financial Regulation (“OFR”), determined that the previously issued Call Report for Vision and the FRY-9C Report for Park for the year ended December 31, 2010 should be amended to reflect an additional provision for loan losses of $19.0 million.  Additionally, Park management concluded that the Call Reports for Vision and the FRY-9C Reports for Park for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, should be amended to reflect the current year impact of the changes proposed by the FDIC and the OFR related to guarantor support.

Management of Park continues to record the Allowance for Loan Losses in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, ASC 310-10, Receivables – Overall, requires that management’s estimate of expected future cash flows be based on reasonable and supportable assumptions and projections. In the case of impaired loans that are not collateral dependent, management is permitted under GAAP to use the estimated present value of future cash flows approach.  Management may at times rely on expected cash flows from guarantors as a part of determining these future estimated cash flows.

Management believes that GAAP has been appropriately applied in the consolidated financial statements filed as part of Park’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011, and September 30, 2011 and therefore, the changes described below are going to be made solely in Vision’s Call Reports and Park’s FRY-9C Reports.

As of the date of this filing, the following material changes to the results previously reported on the Park’s FRY-9C for the periods ended December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011 are anticipated:

•
Year ended December 31, 2010 - The Corporation’s provision for loan losses for the year ended December 31, 2010 will increase by $19 million to $83.9 million, compared to the previously reported $64.9 million.  Net income for the 2010 year will decline by $12.3 million to $61.9 million, compared to the previously reported $74.2 million.

The allowance for loan losses as of December 31, 2010 will increase by $19 million to $140.4 million, compared to the previously reported $121.4 million.  Total shareholders’ equity will decline by $12.3 million to $733.5 million, compared to the previously reported $745.8 million.

•
Quarterly period ended March 31, 2011 - The Corporation’s provision for loan losses for the quarterly period ended March 31, 2011 will decrease by $0.4 million to $13.1 million, compared to the previously reported $13.5 million.  Net income for the first quarter of 2011 will increase by $0.2 million to $21.6 million, compared to the previously reported $21.4 million.

The allowance for loan losses as of March 31, 2011 will increase by $18.6 million to $145.5 million, compared to the previously reported $126.9 million.  Total shareholders’ equity will decline by $12.1 million to $733.1 million, compared to the previously reported $745.2 million.

•
Quarterly period ended June 30, 2011 - The Corporation’s provision for loan losses for the quarterly period ended June 30, 2011 will decrease by $5.9 million to $18.0 million, compared to the previously reported $23.9 million.  Net income for the second quarter of 2011 will increase by $3.8 million to $24.1 million, compared to the previously reported $20.3 million.

The allowance for loan losses as of June 30, 2011 will increase by $12.7 million to $122.9 million, compared to the previously reported $110.2 million.  Total shareholders’ equity will decline by $8.3 million to $739.5 million, compared to the previously reported $747.8 million.

•
Quarterly period ended September 30, 2011 - The Corporation’s provision for loan losses for the quarterly period ended September 30, 2011 will decrease by $3.7 million to $14.8 million, compared to the previously reported $18.5 million.  Net income for the third quarter of 2011 will increase by $2.4 million to $20.7 million, compared to the previously reported $18.3 million.

The allowance for loan losses as of September 30, 2011 will increase by $9.1 million to $109.3 million, compared to the previously reported $100.2 million.  Total shareholders’ equity will decline by $5.8 million to $753.8 million, compared to the previously reported $759.6 million.

The above adjustments will also impact the previously reported capital ratios and amounts shown for net loans and total assets within the applicable Call Reports and FRY-9C Reports.  The amended capital ratio levels will continue to be well above the well capitalized level for both Vision and Park. These amended capital ratios will be presented in the Form 10-K for the year ended December 31, 2011.

The adjustments described above will, when the applicable FRY9-C Reports are amended, result in differences between the amended regulatory reports and Park’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011, and September 30, 2011.  Management expects that with respect to the year ending December 31, 2011, there will be no differences between the FRY-9C Report and the Annual Report on Form 10-K in respect of the above mentioned balance sheet items as management expects to have received cash or charged-off the remaining amount of guarantor support by December 31, 2011. As of September 30, 2011, there was $9.0 million of guarantor support remaining from the original amount of $19 million which the FDIC questioned.

Park management has discussed the matters disclosed in this Current Report on Form 8-K with Park’s Board of Directors and Crowe Horwath LLP, Park’s independent registered public accounting firm.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This Current Report on Form 8-K contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation: deterioration in the asset value of Park’s loan portfolio may be worse than expected due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying value of the collateral could prove less valuable than assumed and cash flows may be worse than expected; Park’s ability to sell OREO properties at prices as favorable as anticipated; Park’s ability to execute its business plan successfully and within the expected timeframe; general economic and financial market conditions, and weakening in the economy, specifically the real estate market and credit market, either nationally or in the states in which Park and its subsidiaries do business, may be worse than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in interest rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet; changes in consumer spending, borrowing and saving habits; our liquidity requirements could be adversely affected by changes in our assets and liabilities; competitive factors among financial institutions increase significantly, including product and pricing pressures and our ability to attract, develop and retain qualified bank professionals; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries, including changes in laws and regulations concerning taxes, accounting, banking, securities and other aspects of the financial services industry, specifically the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of fiscal and governmental policies of the United States federal government; demand for loans in the respective market areas served by Park and its subsidiaries; closing of the transactions with Home BancShares, Inc. and Centennial Bank contemplated by the Purchase and Assumption Agreement dated November 16, 2011, which is dependent on the receipt of regulatory and other approvals and the satisfaction of specified conditions for closing, the timing of which cannot be predicted at this point; and other risk factors relating to the banking industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in “Item 1A. Risk Factors” of Part II of Park’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: December 14, 2011	By:	/s/ John W. Kozak
John W. Kozak
Chief Financial Officer